Exhibit 3.141

CERTIFICATE OF INCORPORATION OF BURLINGTON COAT FACTORY DIRECT CORPORATION

Filed: June 9, 1997

1. The name of the corporation is BURLINGTON COAT FACTORY DIRECT CORPORATION

2. The address of the initial registered office and registered agent in this state is c/o United Corporate Services, Inc., 66 Park Street - 1st Floor, Montclair, New Jersey 07042 and the name of the registered agent at said address is United Corporate Services, Inc.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of New Jersey.

4. The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	1,000	$1.00

5. The initial Board of Directors, to hold office until the first annual meeting of the shareholders or until successors are elected and qualify, shall consist of three (3); the names and the addresses of the directors constituting the initial Board are as follows:

Name	Address
Monroe Milstein:	1830 Route 130 Burlington, New Jersey 08016
Andrew Milstein:	1830 Route 130 Burlington, New Jersey 08016
Stephen Milstein:	1830 Route 130 Burlington, New Jersey 08016

6. The name and address of the incorporator are as follows:

NAME	ADDRESS
Ray A. Barr:	Ten Bank Street - Suite 560 White Plains, New York 10606

7. The period of duration of the corporation shall be perpetual.

8. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

a. The management of the business and the conduct of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors,

b. A majority of the entire Board of Directors of the corporation shall constitute a quorum for the transaction of business except that the By-Laws may prescribe a lesser or greater proportion, consistent with the provisions of the New Jersey Business Corporation Act, in the event of a vacancy or vacancies in the entire Board.

c. One or more or all the directors of the corporation may be removed for cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors; and one or more or all the directors may be removed without cause by like vote of said shareholders. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

d. In the interim between annual meetings of the shareholders or of special meetings of shareholders called for the election of directors, newly created directorships may be filled by the Board of Directors.

e. The corporation is hereby authorized to lend money to, or guarantee any obligation of or otherwise assist, any officer or other employee of the corporation or of any subsidiary, whether or not such officer or employee is a director thereof, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.

f. The corporation shall, to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall be in addition to any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a corporate agent. The term “corporate agent” as used herein shall have the meaning attributed to it by Section 14A:3-5(1)(a) of the New Jersey Business Corporation Act and by any other applicable provision of law.

g. The personal liability of the directors of the corporation is hereby limited to the fullest extent permitted by subsection 14A: 2-7 (3) of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

9. The shareholders shall not have pre-emptive rights.

IN WITNESS WHEREOF, I hereto sign my name this sixth day of June, 1997.

/s/ Ray A. Barr	Address: Ten Bank St., Suite 560
Incorporator	White Plains, NY 10606

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